Exhibit 99.1

Iconix Brand Group Reports Third Quarter 2011 Financial Results

-- Q3 revenue of $92.7 million, a 10% increase over prior year quarter excluding one-time item in Q3 2010

-- Nine-month non-GAAP diluted earnings per share increased to $1.27 versus $1.12 for the prior year period

-- Providing 2012 revenue guidance of $370 to $385 million and non-GAAP diluted EPS guidance of $1.77 to $1.84

-- Acquiring Sharper Image Brand

-- Announces $200 million stock repurchase program

NEW YORK, Oct. 27, 2011 /PRNewswire/ -- Iconix Brand Group, Inc. (NASDAQ: ICON) ("Iconix" or the "Company"), today announced financial results for the third quarter ended September 30, 2011.

Q3 2011 results for Iconix Brand Group, Inc.:

Total revenue for the third quarter of 2011 was approximately $92.7 million compared to approximately $96.9 million in the third quarter of 2010. Third quarter 2010 revenue included approximately $12.5 million related to a contract the Company signed with ABC Network for the Peanuts holiday television specials. EBITDA attributable to Iconix for the third quarter was approximately $55.3 million, a 6% increase over the prior year quarter. Free cash flow attributable to Iconix for the third quarter was approximately $44.9 million, a 9% increase over the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the Company's two convertible notes, net income attributable to Iconix was $30.1 million, a 1% increase over the prior year quarter. Non-GAAP diluted EPS for the third quarter was $0.40 compared to $0.40 in the prior year quarter. GAAP net income attributable to Iconix for the third quarter was approximately $26.0 million compared to $27.4 million in the prior year quarter and GAAP diluted EPS was $0.34 compared to $0.37 in the prior year quarter.

Nine months ended September 30, 2011:

Total revenue for the nine months ended September 30, 2011 was approximately $274.3 million, a 12% increase as compared to approximately $244.6 million for the prior year period. EBITDA attributable to Iconix for the nine month period increased 14% from the prior year period to approximately $172.2 million. Free cash flow for the nine month period was approximately $134.3 million, a 14% increase over the prior year period. On a non-GAAP basis, which excludes non-cash interest related to the Company's two convertible notes and two non-recurring items recorded in the second quarter (see reconciliation tables below), net income attributable to Iconix for the nine month period increased 15% to approximately $96.2 million as compared to the prior year period and non-GAAP diluted earnings per share increased to $1.27 versus $1.12 for the prior year period. On a GAAP basis, net income attributable to Iconix for the nine month period increased 29% to approximately $98.9 million as compared to the prior year period and GAAP diluted earnings per share was $1.31 versus $1.03 for the prior year period.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, "We are pleased to report another strong quarter for our Company and believe our results further demonstrate the power of our business model and the strength of our brands. As we look to 2012, we are excited about the many opportunities ahead as we continue to grow our platform through new retail partners, new categories and new geographies. This week we announced two new exciting initiatives including our first DTR with JC Penney for our Royal Velvet brand and our first entry into the consumer electronics market with our acquisition of Sharper Image. With now 28 diverse consumer brands in our portfolio that represent approximately $12 billion in annual retail sales we have come a long way, and looking ahead we are very focused on delivering continued value to our shareholders."

2011 Guidance for Iconix Brand Group, Inc.:

The Company is reaffirming its full year 2011 revenue guidance of $355-$365 million, its full year 2011 non-GAAP diluted EPS guidance of $1.63-$1.68, its full year 2011 GAAP diluted EPS guidance of $1.61-$1.66 and its full year 2011 free cash flow guidance of $167-$172 million. The Company expects Sharper Image to be earnings neutral in 2011 due to timing of the close and transaction costs.

2012 Guidance for Iconix Brand Group, Inc.:

The Company is providing 2012 revenue guidance of $370-$385 million, 2012 non-GAAP diluted EPS guidance of $1.77-$1.84, 2012 GAAP diluted EPS guidance of $1.62-$1.69 and 2012 free cash flow guidance of $187-$194 million. This guidance relates to the existing portfolio of brands including Sharper Image and does not include any additional acquisitions.

Other Company News:

The Company announced today that it signed a definitive agreement to acquire The Sharper Image brand. This acquisition will be the Company's first entry into the consumer electronics sector. See separate press release for additional details.

The Company also announced today that its Board of Directors has authorized a program to repurchase up to $200 million of its common stock. See separate press release for additional details.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), LONDON FOG (R), MOSSIMO (R), OCEAN PACIFIC (R), DANSKIN (R) ROCA WEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), ZOO YORK (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), MATERIAL GIRL(TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", "estimate", "expect", "confident", "continue", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Licensing and other revenue	$92,683	$96,887	$274,332	$244,604

Selling, general and administrative expenses	33,729	42,032	97,396	90,719
Expenses related to specific litigation	-	33	92	240

Operating income	58,954	54,822	176,844	153,645

Interest and other expense, net	12,816	9,763	13,768	29,686

Equity earnings on joint ventures	(98)	(25)	(3,236)	(2,242)

Other expenses – net	12,718	9,738	10,532	27,444

Income before income taxes	46,236	45,084	166,312	126,201

Provision for income taxes	15,209	13,252	55,313	40,042

Net income	$31,027	$31,832	$110,999	$86,159

Less: Net income attributable to non-controlling interest	5,059	4,423	12,056	9,435

Net income attributable to Iconix Brand Group, Inc.	$25,968	$27,409	$98,943	$76,724

Earnings per share:
Basic	$0.35	$0.38	$1.36	$1.07

Diluted	$0.34	$0.37	$1.31	$1.03

Weighted average number of common shares outstanding:
Basic	73,297	72,326	73,016	72,013

Diluted	75,746	74,920	75,520	74,632

Selected Balance Sheet Items: (in thousands)	(Unaudited) 9/30/2011	12/31/2010

Total Assets	$2,147,041	$1,951,470
Total Liabilities	$874,835	$812,556
Stockholders' Equity	$1,272,206	$1,138,914

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt, which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
Net income reconciliation	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Non-GAAP net income (1)	$30,112	$29,827	$96,171	$83,328

GAAP net income	$25,968	$27,409	$98,943	$76,724

Adjustments:
Non-cash interest related to ASC Topic 470	6,396	3,506	14,493	10,050
Non-cash gain related to investment in Ed Hardy	-	-	(21,465)	-
Write-off of deferred financing fees and OID	-	-	2,651	-
Taxes related to above items	(2,252)	(1,088)	1,549	(3,446)
Net	4,144	2,418	(2,772)	6,604

Non-GAAP net income	$30,112	$29,827	$96,171	$83,328

	(Unaudited) Three months ended			(Unaudited) Nine months ended
Diluted EPS reconciliation	Sept. 30, 2011		Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Non-GAAP diluted EPS (1)	$0.40		$0.40	$1.27	$1.12

GAAP diluted EPS	$0.34		$0.37	$1.31	$1.03

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.05		$0.03	$(0.04)	$0.09

Non-GAAP diluted EPS	$0.40	*	$0.40	$1.27	$1.12

*May not add due to rounding

Forecasted Diluted EPS	Year Ending Dec. 31, 2011		Year Ending Dec. 31, 2012
	High	Low	High	Low

Non-GAAP diluted EPS (1)	$1.68	$1.63	$1.84	$1.77

GAAP diluted EPS	$1.66	$1.61	$1.69	$1.62

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.02	$0.02	$0.15	$0.15
Non-GAAP Diluted EPS	$1.68	$1.63	$1.84	$1.77

(1) Non-GAAP net income and non-GAAP EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470, non-cash gains and non-recurring charges related to the early extinguishment of debt, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

(in thousands)
	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
EBITDA (2)	$55,331	$52,070	$172,245	$150,920

Reconciliation of EBITDA:
Net Income	25,968	27,409	98,943	76,724

Add: Income taxes	15,209	13,252	55,313	40,042

Add: Net interest expense and Ed Hardy gain	12,229	9,112	11,929	27,588

Add: Depreciation and amortization of certain intangibles	1,925	2,297	6,060	6,566
EBITDA	$55,331	$52,070	$172,245	$150,920

(2) EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, Ed Hardy gain, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

(in thousands)

	(Unaudited) Three months ended		(Unaudited) Nine months ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Free Cash Flow (3)	$44,943	$41,272	$134,305	$118,193

Reconciliation of Free Cash Flow:
Net Income	25,968	27,409	98,943	76,724
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and re-measurement of investments.(4)	19,255	13,905	38,083	42,160
Less: Capital expenditures	(280)	(42)	(2,721)	(691)

Free Cash Flow	$44,943	$41,272	$134,305	$118,193

(in thousands)

	Year Ending		Year Ending
	Dec. 31, 2011		Dec. 31, 2012
	High	Low	High	Low

Forecasted Free Cash Flow (3)	$172,000	$167,000	$194,000	$187,000
Reconciliation of Free Cash Flow:
Net Income	$126,000	$122,000	$129,000	$123,000
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks and re-measurement of investments	49,000	49,000	68,000	67,000

Less: Capital expenditures	(3,000)	(4,000)	(3,000)	(3,000)

Forecasted Free Cash Flow	$172,000	$167,000	$194,000	$187,000

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks and re-measurement of investments, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

(4) Reflects adjustment to previously reported amounts for quarterly flow of non-cash taxes for 2010 and has  no impact on a full year basis.